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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act 1934




Date of Report:  January 29, 1997



                              US DIAGNOSTIC INC.
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              (Exact name of registrant as specified in charter)


                                   DELAWARE
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                    (State or other jurisdiction of Company)


        1-13392                                            11-3146389
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 (Commission File Number)                    (IRS Employer Identification No.)


777 South Flagler Drive,  West Palm Beach, Florida            33401
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  (Address of principal executive offices)                  (Zip Code)


Registrant's telephone no. including area code:  (407) 832-0006
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Item 5.    Other Information

The attached press release was issued on January 29, 1997. The press release announced the termination of the Company's relationship with Coyote Consulting & Financial Services LLC ("Coyote") and Keith Greenberg. The terms of the Termination Agreement are summarized below and the Termination Agreement is attached hereto as Exhibit 10.41. Attached as Exhibit 99.3 and 99.4 hereto and incorporated herein are copies of Mr. Greenberg's guilty pleas and his permanent injunction.

          As consideration for the execution of this Termination Agreement, simultaneous with the execution of this Termination Agreement, the Company paid to Coyote the sum of $620,000.00 in cash, on account of and being one-half of the finder's fees that will be due Coyote upon closing of the pending acquisitions of Medical Diagnostics, Inc. ($270,000.00) and American Shared Hospital Services ($350,000.00). The remaining portion of the finder's fees on such acquisitions shall be due and payable upon the closing of the acquisitions. In the event that the Company's acquisition of either or both of Medical Diagnostics, Inc. and American Shared Hospital Services do not close, the payment on account of the finder's fees regarding such businesses by the Company to Coyote hereunder shall be credited against any other finder's fees due from the Company to Coyote by reason of other acquisitions referred to in the preceding subsection, but shall not otherwise be refundable to the Company by Coyote.

          The Company agreed that notwithstanding the termination of the Consulting Agreement, the Company shall pay Coyote a finder's fee in cash of two percent (2%) of the Aggregate Purchase Price (as defined herein) of certain listed business which are subsequently acquired by the Company or by any subsidiary of the Company, payable in full at the closing of each acquisition.

As partial consideration for such termination and for Coyote's waiver of its rights contained in Sections 4, 5 and 9 of the Consulting Agreement, the Company agreed that all unvested shares of restricted stock in the Company and all unvested stock options for stock in the Company held by Coyote fully vested as of the date of January 29, 1996, except that the 50,000 unvested stock options for stock in the Company granted June 1, 1996, and exercisable at $7.125 per share shall, pursuant to the term of the original grant, vest only if the Company's common stock trades at a price in excess of $15.00 per share prior to June 1, 1999.

          On January 7 and 8, 1997, the Company was served in four class action lawsuits all filed in the United States District Court for the Southern District of Florida. The cases are entitled Lynne M. Golden, Trustee, UAD 1/6/96; Lynne M. Golden Trust; individually and on behalf of a class of all persons similarly situated vs. U.S. Diagnostic Inc., Jeffrey A Goffman, Keith
G. Greenberg, Joseph A. Paul, Robert D. Burke; Amos F. Almand, III and Coyote Consulting & Financial Services LLC; Muriel Edelstein vs. U.S. Diagnostic Inc., Jeffrey A Goffman, Joseph A. Paul, Dr. Robert D. Burke and Keith G. Greenberg; Steven Shapiro, vs. U.S. Diagnostic Inc., et al,: and Sandra Neuman, vs. U.S. Diagnostic Inc., et al. All four cases contain similar allegations relating to the disclosure of the Company's relationship with Mr. Greenberg and Coyote and claim that





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the disclosure of his background (summarized below) was inadequate. All four complaints charge the Company and certain of its officers with violations of the Securities Exchange Act of 1934 and contain similar allegations that Mr. Greenberg was one of the Company's co-founders and a senior executive of the Company who received compensation identical in amount to the salary paid to Jeffrey Goffman, the Company's Chairman and Chief Executive Officer. The complaints also allege that the Company's stock price declined substantially as a result of the public disclosure of Mr. Greenberg's background and that the price of the Company's common stock was artificially inflated during the claimed class period. The Company intends to vigorously defend these lawsuits, although it believes it is premature to predict the ultimate outcome of the cases.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

10.41 Termination Agreement dated January 29, 1997 among the Company, Coyote Consulting & Financial Services LLC and Keith Greenberg.

99.1      Press release dated January 29, 1997

99.2 Complaints filed in the United States District Court of the Southern District of Florida entitled Lynne M. Golden, Trustee, UAD 1/6/96; Lynne M. Golden Trust; individually and on behalf of a class of all persons similarly situated vs. U.S. Diagnostic Inc., Jeffrey A Goffman, Keith G. Greenberg, Joseph A. Paul, Robert D. Burke; Amos
          F. Almand, III and Coyote Consulting & Financial Services LLC:
          Muriel Edelstein vs. U.S. Diagnostic Inc., Jeffrey A Goffman, Joseph
          A. Paul, Dr. Robert D. Burke and Keith G. Greenberg: Steven Shapiro, Plaintiff, vs. U.S. Diagnostic Inc., et al, Defendants: Sandra Neuman, Plaintiff vs. U.S. Diagnostic Inc., et al., Defendants.

99.3      Permanent Injunction against Keith Greenberg

99.4      Information and Guilty Plea by Keith Greenberg




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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           US DIAGNOSTIC INC.



                                             /s/ Jeffrey A. Goffman
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                                                 Jeffrey A. Goffman, Chairman

Dated: January 31, 1997